FOR IMMEDIATE RELEASE

The Stanley Works Reports 4Q 2009 and FY 2009 Results

New Britain, Connecticut, January 27th, 2010 ... The Stanley Works (NYSE: SWK) today announced fourth quarter and full year 2009 financial results. Highlights are summarized below:

•	Fourth Quarter Diluted EPS of $0.89, Excluding $0.22 Charge Related to Transaction Costs Associated With Black & Decker Merger. Diluted EPS From Continuing Operations (“EPS”) of $0.67.

•	Gross Margin Rate of 40.7% in the Fourth Quarter

•	Full Year 2009 Free Cash Flow of $446 million, up 6% versus 2008

•	Working Capital Reaches a Record 7.9 Turns Due to Ongoing Success of Stanley Fulfillment System (SFS)

•	Planning for Pending Combination with Black & Decker Remains On-Track

4Q’09 Key Points:

•	Net sales from continuing operations were $969 million, down 11% versus prior year as growth due to price (+1%) was more than offset by a 16% decline in unit volume. Currency translation impacted revenues favorably by 4%.

•	The gross margin rate improved 460 bps versus 4Q’08 to 40.7%. The increase is attributable to continued success of well-executed productivity projects combined with lower commodity costs which more than offset cost under-absorption associated with lower volume.

•	Excluding the Black & Decker integration planning costs, SG&A expenses were 27.3% of sales, down $11 million versus the prior year. The decline in SG&A is due to savings from the previously announced cost reduction programs partially offset by foreign exchange, brand investments and select strategic initiatives in the Security segment. Including the $5 million integration planning cost, 4Q’09 SG&A expense was $269 million.

•	The Security segment achieved a 20% segment profit while absorbing a 4% revenue decline. CDIY segment profit improved by 71%.

•	The 4Q’09 tax rate of -4% includes approximately $14 million of after-tax benefits attributable to favorable settlement of various tax contingencies associated with the resolution of income tax audits. This benefit was largely incorporated in the company’s guidance provided in October 2009.

John F. Lundgren, Chairman and Chief Executive Officer, commented, “I am pleased with our performance throughout a challenging year as we have emerged in an even stronger competitive position than we started. We posted a year-over-year EPS gain while achieving record gross margins of 40.4% and a record 7.9 working capital turns despite a 20% market-driven unit volume decline. Concurrently, we have made substantial progress in planning and preparing for the integration of Black & Decker, a transformative transaction that will support the continued expansion of our global business platform.

“Through the diligence and the efforts of our employees throughout 2009 combined with a proven integration process and the skill sets of the Black & Decker employees who will join the combined company upon closing, we are laying the groundwork to further increase long-term shareholder value. We remain confident in our ability to execute against our plans and achieve our objectives.”

4Q’09 Segment Results:

	4Q’09			Versus 4Q’08

($ millions)	Segment			Segment

			Profit			Profit
	Sales	Profit	Rate	Sales	Profit	Rate

Security	$393	$78	19.9%	-4%	4%	+150 Bps
Industrial	$236	$27	11.3%	-23%	-14%	+110 Bps
CDIY	$340	$40	11.9%	-8%	71%	+550 Bps

•	The Security segment represented 54% of the total company 4Q’09 segment profit and achieved 20% segment profit despite a 4% decline in revenues. Convergent Security revenues fell single digits versus the prior year as weak installation revenues in the U.S. offset a mild uptick in European installations and double-digit growth in recurring monthly revenue for the quarter. Convergent operating margin rate rose significantly as the business continued to benefit from the proactive cost measures taken early in 2009 as well as from ongoing productivity initiatives. Mechanical Access revenues declined as stabilization in the residential hardware markets was more than offset by continued contraction in the U.S. commercial markets. Mechanical operating margin rate improved as a result of the execution of productivity measures and the absorption of select new products into the marketplace.

•	Industrial revenues fell 23% versus the prior year due to sustained weakness in both U.S and Europe where unit volume fell 30% and 26%, respectively. Intra-quarter volume declines eased sequentially as customer destocking largely ceased by year-end. Currency translation accounted for a 4% improvement, while price had a 1% favorable impact. Segment profit improved to 11.3% from 9.2% in 3Q’09 as the previously announced European cost actions were completed in the quarter.

•	CDIY experienced further stabilization of sales trends during the quarter. Unit volumes for the U.S. and Europe were down 15% and 17%, respectively, versus the prior year. Foreign exchange had a 5% positive impact, with price essentially flat versus 4Q’08. The integration of Bostitch continued to contribute to the segment’s success combined with lower commodity prices as segment profit grew to 11.9% from 6.4% in the year-ago period.

Full Year 2009 Key Points & Segment Results:

•	Revenues from continuing operations were $3.74B, down 16% from the prior year. Acquisitions (+4%) and price (+2%) only partially offset a 20% unit volume decline and currency pressure (-2%).

•	Excluding the $0.22 per share Black & Decker transaction and integration planning costs in 4Q, EPS was $3.02 (including the $0.34 gain on the debt extinguishment in 2Q’09), up 10% vs. prior year. Diluted EPS was $2.80 per share in 2009 versus $2.74 in 2008.

•	Working capital efficiency improved 2.0 turns to 7.9 turns, a result of continued emphasis on process improvement through SFS. Free cash flow was $446 million, driven by $226 million from working capital improvements.

•	Gross margins achieved an annual record of 40.4%, up from 37.8% for full year 2008. The improvement is the result of continued execution of cost productivity projects, price carryover and improved mix due to relatively stable performance in the Security segment. Lower commodity costs more than offset cost under-absorption associated with lower volume.

•	Restructuring, impairment and related charges amounted to $45 million in 2009; approximately $4 million of these charges were included in SG&A and Cost of Sales.

		FY’09			Versus FY’08

($ millions)		Segment			Segment

			Profit			Profit
	Sales	Profit	Rate	Sales	Profit	Rate

Security	$1,560	$307	19.7%	4%	14%	+180 Bps
Industrial	$882	$89	10.1%	-31%	-46%	-280 Bps
CDIY	$1,295	$154	11.9%	-22%	-19%	+40 Bps

James M. Loree, Executive Vice President and Chief Operating Officer, stated: “We were successful in advancing key strategic initiatives throughout 2009, including fully integrating hand tools with Bostitch, establishing a Global Industrial and Automotive Repair platform and announcing the merger of Stanley and Black & Decker. At the same time, we further embedded SFS into our businesses to yield an additional $226 million of free cash flow and improve customer service levels. Importantly, during 2009 we capitalized on the strengths of our company to enhance both our competitive positioning and our growth prospects. For 2010, our focus has now shifted to integrating Black & Decker effectively and achieving the significant cost synergies and revenue growth opportunities inherent in our pending combination.

Black & Decker Transaction Update

The transaction is progressing as planned, with the close anticipated toward the end of 1Q’10 or the beginning of 2Q’10. As previously announced, on December 29, 2009, the Hart-Scott-Rodino antitrust review period for the combination expired, satisfying one of the conditions to the closing of the transaction.

Until the merger closes, both companies will continue to operate independently. The transaction is subject to approval by The Stanley Works and Black & Decker shareholders and the satisfaction of customary closing conditions and regulatory approvals including clearance by the European Commission under the EC Merger Regulation and certain other foreign jurisdictions.

2010 Outlook

On a standalone basis (i.e. excludes all impacts of Black & Decker transaction), Stanley expects 2010 EPS in the range of $3.00 — $3.25. This full year 2010 guidance range is based on the following assumptions:

•	Net sales to increase between 2% — 4% from 2009 levels.

•	Certain one-time 2009 events will not reoccur in 2010: 1) the $0.34 gain on the extinguishment of debt the company realized in 2Q’09; and 2) the $0.22 charge related to the Black & Decker transaction and integration planning costs in 4Q’09.

•	A higher share count primarily associated with the previously announced issuance of approximately 6 million shares in May 2010 which are linked to the equity unit hybrid instrument. This will have a dilutive impact in 2010 of $0.17.

•	The tax rate is expected to return to normal historic levels in 2010 which will have a dilutive impact of approximately $0.20 — $0.25.

•	The positive carryover effect of approximately $75 million related to cost actions taken in 2009, partially offset by approximately $25M of continued additional brand and Security related investments.

•	Restructuring, impairment and related charges to remain relatively flat to those taken in 2009.

•	A net zero impact from price and inflation based on current commodity levels.

The company expects free cash flow for 2010 to be approximately $300 to $350 million which assumes a modest improvement in working capital turns from 2009 year-end levels.

Donald Allan Jr., Vice President and Chief Financial Officer, commented, “Despite the headwinds in 2009, we are very pleased we were able to achieve – and in some cases exceed – many of our financial objectives. We are projecting very modest market-driven improvement but our cost base has been properly adjusted for this potential environment and we are well-prepared if a stronger rebound occurs. While this coming year will bring a new set of challenges, we are positioned to react accordingly as the year progresses. Additionally, we remain committed to the financial guidance we provided with respect to the combined company following the completion of the combination of Stanley and Black & Decker.”

The company will host a conference call with investors at 10:00am ET, Wednesday, January 27th 2010 to discuss quarterly results. The slides that will accompany the conference call will be available prior to the call on www.stanleyworks.com. The call will be accessible by telephone at (877) 242-3653 and from outside the U.S. at (763) 416-6917 with the conference identification number 49791161; also, via the Internet at www.stanleyworks.com on the “Investors” section of the web site. To listen, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. A replay will also be available two hours after the call and can be accessed at (800) 642-1687 or (706) 645-9291 by entering the conference identification number 49791161. The replay will also be available as a podcast within 24 hours and can be accessed on our website and via iTunes.

The Stanley Works, an S&P 500 company, is a diversified worldwide supplier of tools and engineered solutions for professional, industrial, construction and do-it-yourself use, and security solutions for commercial applications. More information about The Stanley Works can be found at http://www.stanleyworks.com.

Contact: Kate White, Director of Investor Relations

(860) 827-3833

kwhite@stanleyworks.com

Operating margin is defined as sales less cost of sales less SG&A. Management uses operating margin and its percentage of net sales as key measures to assess the performance of the company as a whole, as well as the related measures at the segment level.

Free cash flow is defined as cash flow from operations less capital and capitalized software expenditures. Management considers free cash flow an important indicator of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners. In 2008, free cash flow also excludes the income taxes paid on the CST/berger divestiture due to the fact the taxes are non-recurring and the directly related gross cash proceeds are classified in investing cash flows. Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and business acquisitions, among other items. Organic sales growth is defined as total sales growth less sales of companies acquired in the past twelve months and less foreign currency impacts. The company believes these are important measures of its liquidity, of its ability to fund future growth and to provide a return to the shareowners, and of its sales performance.

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not historical, including but not limited to those regarding the Company’s ability to: (i) complete the pending combination with Black & Decker; (ii) complete the pending combination with Black & Decker toward the end of first quarter 2010 or beginning of second quarter 2010; (iii) achieve the financial guidance previously provided with respect to the combined company following the completion of the pending combination with Black & Decker; (iv) expand and diversify the Company’s global business platform, increase long-term shareholder value and achieve significant synergies and revenue growth opportunities as a result of the pending Black & Decker transaction; (v) generate full year 2010 EPS in the range of $3.00 – 3.25 per diluted share; (vi) modestly improve working capital turns from 2009 year-end levels; (vii) generate free cash flow of approximately $300 — $350 million for 2010; (viii) react accordingly to a stronger than expected economic rebound or other challenges in 2010 (collectively, the “Results”); are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the Results as described above is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s 2008 Annual Report on Form 10-K or, with respect to Results that relate to the pending combination with Black & Decker, Black & Decker’s Annual Report on Form 10-K, and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, those contained in the Company’s Registration Statement on Form S-4 related to the pending combination with Black & Decker, those contained in the Company’s or, with respect to Results that relate to the pending combination with Black & Decker, Black & Decker’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent, or based, upon: (i) the satisfaction of the conditions to closing the pending combination with Black & Decker, including, satisfactory resolution of any shareholder litigation, approval of the merger by Black & Decker shareholders, the approval of the issuance of Stanley common stock and certain amendments to the Company’s certificate of incorporation by the Company’s shareholders, and the satisfaction of customary closing conditions and regulatory approvals including clearance by the European Commission under the EC Merger Regulation and certain other foreign jurisdictions; (ii) the Company’s ability to effective execute integration plans after the completion of the combination with Black & Decker; (iii) the Company’s ability to achieve the synergies, capitalize on growth opportunities and achieve the anticipated results of a combination with Black & Decker; (iv) generating net sales increase between 2%-4% from 2009 levels; (v) the $0.34 gain on the extinguishment of debt the Company realized in 2Q’09 and the $0.22 charge per share related to the Black & Decker transaction costs in 4Q’09 not reoccurring in 2010; (vi) the resulting dilutive impact of $0.17 per share relating to the higher share count primarily associated with the previously announced issuance of approximately 6 million shares of common stock in May 2010 in connection with the Company’s equity unit hybrid instrument; (vii) the dilutive impact of approximately $0.20 — $0.25 per share related to an increased tax rate; (viii) the Company realizing the positive carryover effect of approximately $75 million related to cost actions taken in 2009 (partially offset by approximately $25 million of additional brand and Security related investments); (ix) restructuring, impairment and related charges remaining relatively flat to those taken in 2009; (x) a net zero impact from price and inflation based on current commodity levels; (xi) successful integration of businesses and acquisitions; (xii) the continued acceptance of technologies used in the Company’s products and services; (xiii) the Company’s ability to manage existing Sonitrol franchisee and Mac Tools distributor relationships; (xiv) the Company’s ability to minimize costs associated with any sale or discontinuance of a business or product line, including any severance, restructuring, legal or other costs; (xv) the proceeds realized with respect to any business or product line disposals; (xvi) the extent of any asset impairments with respect to any businesses or product lines that are sold or discontinued; (xi)  the success of the Company’s efforts to manage freight costs, steel and other commodity costs; (xvii) the Company’s ability to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and any inflation increases; (xviii) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xix) the Company’s ability to identify and effectively execute productivity improvements and cost reductions, while minimizing any associated restructuring charges; (xx) the Company’s ability to obtain favorable settlement of routine tax audits; (xxi) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xxii) the continued ability of the Company to access credit markets under satisfactory terms; and (xxiii) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, services, materials and products.

The Company’s ability to deliver the Results is also dependent upon: (i) the success of the Company’s marketing and sales efforts; (ii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iii) the Company’s ability to continue improvements in working capital through effective management of accounts receivable and inventory levels; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the success of the Company’s efforts to mitigate any cost increases generated by, for example, increases in the cost of energy or significant Chinese Renminbi or other currency appreciation; (vi) the geographic distribution of the Company’s earnings; and (vii) the commitment to and success of the Stanley Fulfillment System.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; the impact the tightened credit markets may have on the Company or its customers or suppliers; the extent to which the Company has to write off accounts receivable or assets or experiences supply chain disruptions in connection with bankruptcy filings by customers or suppliers; increasing competition; changes in laws, regulations and policies that affect the Company, including, but not limited to trade, monetary, tax and fiscal policies and laws; the timing and extent of any inflation or deflation in 2010; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. and European economies; the extent to which world-wide markets associated with homebuilding and remodeling stabilize and rebound; the impact of events that cause or may cause disruption in the Company’s manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; and recessionary or expansive trends in the economies of the world in which the Company operates, including, but not limited to, the extent and duration of the current recession in the US economy. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.